TPG RE Finance Trust, Inc.

888 Seventh Avenue, 35th Floor

New York, New York 10106

(212) 601-4700

June 26, 2024

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-3561

Attention:	Kibum Park
Office of Real Estate & Construction

Re:	TPG RE Finance Trust, Inc.

Registration Statement on Form S-3 (SEC File No. 333-280402)

Dear Kibum Park:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, TPG RE Finance Trust, Inc. (the “Company”) hereby requests acceleration of effectiveness of the above-captioned Registration Statement to 4:00 p.m., Eastern time, on June 28, 2024 or as soon thereafter as practicable.

The Company requests that it be notified of such effectiveness by a telephone call to Zachary Swartz of Vinson & Elkins L.L.P. at (804) 327-6324.

Thank you for your attention to this matter.

[Signature page follows]

Very truly yours,

TPG RE Finance Trust, Inc.

By:	/s/ Robert Foley
Name: Robert Foley
Title: Chief Financial Officer

cc:	Zachary Swartz, Vinson & Elkins L.L.P.

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